Exhibit 99.1
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                 PITNEY BOWES COMPLETES ACQUISITION OF IMAGITAS

STAMFORD, Conn. May 26, 2005- Pitney Bowes Inc. (NYSE:PBI) today announced the successful completion of its acquisition of Imagitas, Inc. consistent with previously announced terms. Imagitas is a marketing services company that specializes in using the mail to help companies connect with hard to reach consumers. As a wholly-owned subsidiary of Pitney Bowes, Imagitas will operate under essentially the same management as it does now within the company's Global Business Services segment.

         "We are pleased to complete the acquisition of Imagitas," said Michael
J. Critelli, Chairman and CEO of Pitney Bowes. "Its expertise in using the mail to market to consumers during various life events helps us expand our presence in the mailstream, provide more direct mail applications to our customers and leverage our broad array of mail and document management equipment, software, services and solutions."

         Imagitas is headquartered in Waltham, MA and employs about 100 people. Brett Matthews, President and founder of Imagitas said, "This is a very positive move for Imagitas and our customers and we expect the combined strengths of Pitney Bowes and Imagitas to help us deliver even greater value to the marketplace."

         Pitney Bowes is the world's leading provider of integrated mail and document management systems, services and solutions. The $5.1 billion company helps organizations of all sizes efficiently and effectively manage their mission-critical mail and document flow in physical, digital and hybrid formats. Its solutions range from addressing software and metering systems to print stream management, electronic bill presentment and presort mail services. The company's 85 years of technological leadership have produced many major innovations in the mailing industry, and it is consistently on the Intellectual Property Owner's list of top U.S. patent holders. With approximately 35,000 employees worldwide, Pitney Bowes serves more than 2 million businesses through direct and dealer operations. Visit www.pb.com for more information on the company.
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         The statements contained in this news release that are not purely historical are forward-looking statements with the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. These statements may be identified by their use of forward-looking terminology such as the words "expects," "anticipates," "intends" and other similar words. Such forward-looking statements include, but are not limited to, statements about growth strategies, market expansion, etc. Such forward-looking statements involve risks and uncertainties that could cause actual results to differ materially from those projected. These risks and uncertainties include, but are not limited to: severe adverse changes in the economic environment, timely development and acceptance of new products or gaining product approval; successful entry into new markets; changes in interest rates; and changes in postal regulations, as more fully outlined in the company's 2004 Form 10-K Annual Report filed with the Securities and Exchange Commission. In addition, the forward-looking statements are subject to change based on the timing and specific terms of any announced acquisitions. The forward-looking statements contained in this news release are made as of the date hereof and we do not assume any obligation to update the reasons why actual results could differ materially from those projected in the forward-looking statements.